CONFIDENTIAL

                                    AGREEMENT

This amended and restated agreement (this "Agreement") dated December 23, 2007 among JANA Partners LLC, a Delaware limited liability company ("JANA", "we" or "us") on behalf of funds and accounts under its management and control, CT-100 Holdings, LLC, ("CT-100") an entity formed and controlled by Spark Capital, L.P. and its affiliates ("Spark"), Alex Interactive Media, LLC ("AIM"), Paul Gardi ("Gardi") and Velocity Interactive Management, LLC ("Velocity") relating to investments in and activities related to CNET Networks, Inc. ("CNET") amends and restates the letter agreement, dated December 3, 2007, among certain of such parties.

AIM ADVISORY
AND CONSULTING
SERVICES; FEES:       AIM's   employee   Gardi  will   provide   financial   and
                      operational advisory and consulting services and such services as may be otherwise agreed (all such services being referred to herein as the "Services") to JANA and CT-100 under the terms and conditions described herein.
                      For purposes of this agreement, the term "AIM" shall include Gardi, and accordingly, the representations and covenants contained herein which are made by and are binding on AIM shall also be deemed made by and shall be personally binding on Gardi. All references to payments, refunds and other consideration or expenses contained herein shall not be interpreted as creating financial rights or obligations with respect to both AIM and Gardi but shall create only collective rights or obligations.

                      AIM will provide the Services to JANA and CT-100 in connection with existing or potential investments made by funds, accounts or other affiliated entities managed by JANA or its affiliates (each a "JANA Fund" and collectively the "JANA Funds") and CT-100 (CT-100 and any existing or potential investments made by funds, accounts or other affiliated entities managed by Spark or its affiliates collectively referred to herein as each a "CT-100 Fund" and collectively the "CT-100 Funds") in the securities of CNET. AIM agrees that the Services (and any related services relating to CNET) shall be exclusive to JANA and CT-100 until the earlier of termination of Services (as provided for below), provided that AIM will be free to enter into or continue other consulting arrangements provided that any such arrangements do not prevent or materially detract from AIM's provision of the Services to JANA and CT-100. AIM and Gardi each represent that as of the date of this agreement neither AIM nor Gardi, respectively, are a party to any contract or agreement which will or may restrict in any way AIM's or Gardi's, respectively, ability to fully perform the Services as set forth in this agreement.

                      As a fee for the Services (the "Consulting Fee"), AIM shall receive four quarterly payments of $25,000, with the first installment being paid promptly after execution of this agreement and thereafter promptly after the end of each ninety (90) day period following the date of this agreement until four such payments have been made (for total maximum payments of $100,000), provided that any quarterly payment shall be refundable in full if this agreement is terminated by AIM within forty-five (45) days after such payment and shall be subject to reduction as described below. The obligation of such quarterly payments shall be borne pro rata by JANA and CT-100 based on the proportionate value of the Designated Investments (as defined below) held by each of them.

                      The previous three paragraphs shall survive until the earlier of (i) notice from JANA to AIM that it is terminating the Services (which notice shall provide whether or not such termination is for Cause) and (ii) such time as no JANA Fund or CT-100 shall hold any investment in CNET. "Cause" shall mean AIM's fraud, willful misconduct, material breach of AIM's obligations hereunder or material violation by AIM of applicable laws, Gardi's refusal to serve as a nominee for the board of directors of CNET or as a member of the board of directors of CNET (unless JANA or CT-100, as applicable, is in material breach of this agreement which breach shall not have been cured within five (5) days notice from AIM to the applicable party), provided that any such breach if capable of being cured shall not have been cured within five (5) days notice from JANA or CT-100, as applicable, to AIM. CT-100 may request that JANA terminate the provision of the Services for Cause as provided for in this paragraph, which request shall not be unreasonably denied. JANA shall consult with CT-100 prior to terminating the Services pursuant to clause (i) of this paragraph.

                      The Consulting Fee shall be refunded and shall be promptly repaid by AIM pro-rata to JANA and CT-100 (based on the ratio JANA and CT-100 paid such amounts) to the extent of:
                      (i) CNET Proceeds (as defined below) and (ii) the Profit Participation (as defined below), provided that the total amount of such repayments shall not exceed the total of all payments made to AIM pursuant to the third paragraph of this section, and provided further that any such refunded amounts will not be included in the calculation of any Drawdown Amount (as defined below). Notwithstanding the foregoing, in lieu of refunding CT-100's share of such payments, CT-100 may provide for a reduction in the Profit Participation paid by it to AIM equal to the amount of such payments to be refunded under this paragraph. "CNET Proceeds" shall mean any after-tax proceeds (using an assumed combined federal and state tax rate of 40%) received by AIM as compensation for service on the board of directors of CNET including directors' fees and the value of any vested and exercisable option grants, restricted stock unit grants or stock grants which for purposes hereof shall have the same value accorded to them as in the annual proxy filed by CNET disclosing such grants, provided that such repayment shall not be due until such proxy has been made publicly available. The obligations of this paragraph shall survive any termination of this agreement.

DESIGNATED
INVESTMENTS:          For investments in CNET ("Designated Investments") made by any JANA Fund during the term of this agreement:

                      (i) Gardi shall no later than January 30, 2008 co-invest (subject to the provisions below) at least $1 million with personal funds in equity securities of CNET or options on or other derivatives of such securities (based upon the cash cost of acquisition including trading commissions) through the purchase of such securities from a JANA Fund or JANA Funds to be designated by JANA. Gardi agrees to hold such investment (excluding the exercise of options to promptly purchase longer-dated options) until the earlier of (i) the disposition of all or a portion of the consolidated Designated Investment by the applicable JANA Fund or JANA Funds, other than pursuant to the Option Agreement, as defined below,
                           (provided that if the applicable JANA Fund or JANA Funds dispose of less than all of such Designated Investment, other than pursuant to the Option Agreement, AIM may sell a pro rata portion), (ii) the commencement of CNET's next annual meeting of shareholders and (iii) the date that JANA notifies any other party or publicly announces that it has ceased to pursue or continue the making of any proposals to CNET regarding the conduct of its business or related matters or the conduct of any proxy contest involving CNET, in each case following the commencement of such efforts if so commenced, provided that Gardi may continue to hold such investment beyond such period. Gardi may make such investment through AIM or another entity.

                      (ii) CT-100 shall no later than January 30, 2008 co-invest
                           (subject  to the  provisions  below)  $20  million in
                           stock of CNET (based upon the cash cost of acquisition of CNET securities including trading commissions) through the purchase of such stock from a JANA Fund or JANA Funds to be designated by JANA. CT-100 agrees to hold such investment until the earlier of (i) the disposition of all or a portion of the consolidated Designated Investment by the applicable JANA Fund or JANA Funds, other than pursuant to the Option Agreement, as defined below,
                           (provided that if the applicable JANA Fund or JANA Funds dispose of less than all of such Designated Investment, other than pursuant to the Option Agreement, CT-100 may sell a pro rata portion), (ii) the commencement of CNET's next annual meeting of shareholders and (iii) the date that JANA notifies any other party or publicly announces that it has ceased to pursue or continue the making of any proposals to CNET regarding the conduct of its business or related matters or the conduct of any proxy contest involving CNET, in each case following the commencement of such efforts if so commenced, provided that CT-100 may continue to hold such investment beyond such period.

                      Co-investments covered by the preceding paragraphs ("Co-investments") will be made in coordination with JANA, who will conduct the trading in such investments, with any open market purchases (but excluding the purchases by AIM and CT-100 referred to in (i) and (ii), respectively, above) and sales to be distributed pro rata between any JANA Fund, CT-100 and AIM (or any entity in which AIM's investments may be held). JANA will ensure that the average cost paid by AIM and CT-100 with respect to the purchases referred to in (i) and (ii), respectively, above is equal to the average of (i) JANA's average cost as of December 3, 2007 and (ii) the average closing price of CNET's common stock for the ten trading days prior to December 3, 2007, provided that should JANA's average cost become lower during the term of this agreement as a result of additional purchases by any JANA Fund, JANA shall refund the difference between such lower average cost and such amount to CT-100 and Gardi pro rata. On any day on which sales or other disposition of CNET securities are made by any JANA Fund, JANA shall use commercially reasonable efforts to notify CT-100 and AIM of such sales in advance and shall allocate such sales between such JANA Funds, CT-100 and AIM pro rata unless CT-100 or AIM, as applicable, request otherwise following such notice. With respect to any such co-investments, CT-100 and AIM will each consult with JANA and provide necessary information so that we may comply with any applicable disclosure or other obligations which may result from such investment, and JANA shall prepare and complete any required disclosures including all regulatory filings related thereto. CT-100 and AIM each agree that CT-100 and AIM, respectively, will not invest in any security or option or derivative related to such security following such consultation if JANA so requests, provided that such request is reasonably based upon applicable regulatory considerations, disclosures or restrictions.

                      With respect to any Designated Investment made by any JANA Fund and any CT-100 Fund prior to termination of the Services and/or termination of this agreement or within
                      (i) one (1) year of termination of the Services by JANA (as provided for above under "AIM Advisory And Consulting Services; Fees") other than for Cause or termination of this agreement as provided for under "Term", if such termination of the Services or this agreement occurs prior to the first anniversary of this agreement or (ii) six (6) months of termination of the Services by JANA (as provided for above under "AIM Advisory And Consulting Services; Fees") other than for Cause or termination of this agreement as provided for under "Term", if such termination of the Services or this agreement occurs following the first anniversary of this agreement and prior to the third anniversary of this agreement, upon the realization of any cash proceeds (or receipt of non-cash consideration including the value of any securities received in exchange for such Designated Investment) by any JANA Fund or CT-100 Fund, as applicable, (excluding
                      (i) the exercise of options to promptly purchase longer-dated options or any other closing out of a derivative position followed by the prompt creation of another investment position and (ii) shares sold pursuant to the Option Agreement, as defined below) the value of which net of third party out of pocket expenses to the extent exclusively related to the Designated Investment or investment by CT-100 Fund, as applicable, exceeds an 8% internal rate of return on such JANA Fund's or CT-100 Fund's, as applicable, total investment (the "Hurdle"), AIM shall receive 100% of such proceeds until AIM has received cumulative distributions (the "Catch-up Distributions") equal to 9% of the sum of (i) the Hurdle and (ii) the Catch-up Distributions, after which AIM will receive 9% of any remaining distributions of net profits (net of third party out of pocket expenses) with the remainder of such distributions going to the applicable
                      JANA Fund or JANA  Funds or CT-100  or  CT-100  Funds,  as
                      applicable   (the   "Profit   Participation");

                      provided, however, that if at any time after the third anniversary of this agreement to the extent any such JANA Fund or CT-100 Funds, as applicable, shall not have disposed of such Designated Investment or investment by CT-100 Fund, at AIM's request each will be deemed for purposes of this paragraph to have disposed of an amount designated by AIM in such request (provided that such designation shall be for a pro rata amount for each JANA Fund and CT-100 Funds based on their respective holdings) and AIM will be paid promptly in cash in accordance with this paragraph, provided that AIM may make no more than three (3) such requests. Any consulting fee or other compensation which is paid to any potential third party board nominee who is not an employee of any party (or their affiliates) to this agreement (or any party who becomes a party to this or a substantially similar agreement with AIM to provide the Services) shall reduce the Profit Participation by an amount equal to such compensation. The obligations of this paragraph shall survive termination of the Services and/or this agreement unless the termination of Services is made by JANA for Cause or is made by AIM.

                      Upon each of the first and second anniversary of this agreement, provided that the JANA Funds and CT-100 Funds shall continue to hold in the aggregate at least fifty
                      (50) percent of the consolidated Designated Investment (calculated by reference to the date on which such JANA Funds and CT-100 Funds held in the aggregate the greatest number of CNET shares during the first year of this agreement), AIM shall be entitled to request prompt payment (divided pro-rata between the JANA Funds and CT-100 Funds based on the proportionate value of the Designated Investments held by them) of an amount in cash (each, a "Drawdown Amount"), if positive, equal to (i) $100,000 minus (ii) the sum of all fees or other compensation owed to AIM for the calendar year corresponding to such request pursuant to any other consulting, advisory or similar agreement or arrangement (excluding this agreement and excluding amounts paid to you by Spark) and the estimated cash compensation received or to be received by AIM during such calendar year for service on the board of directors of CNET, provided, however, that no such payment shall be made unless the amount of the Profit Participation, if it were to be paid on the date of any such request and excluding any Profit Participation payments previously made, but as otherwise calculated in accordance with the paragraph above, would equal or exceed such requested amount. All Drawdown Amounts will be deducted from the Profit Participation. A certified statement setting forth the information set forth in clause (ii) of the first sentence of this paragraph shall be provided by AIM to us at the time any request for funds pursuant to this paragraph is made. For purposes of such statement, any estimates regarding fees or other compensation to be received by AIM shall be reasonably agreed between the parties.

VELOCITY INVESTMENT   Concurrent with the execution of this Agreement,  Velocity and JANA shall enter into the option agreement attached as
                      Exhibit A hereto (the "Option Agreement"). Velocity agrees to  hold  the  shares  acquired  pursuant  to  the  Option
                      Agreement,  if any,  as well as any CNET  shares  acquired during the term of this  Agreement,  until the  earlier of
                      (i)  the   disposition   of  all  or  a  portion
                      of  the   consolidated   Designated   Investment   by  the
                      applicable JANA Fund or JANA Funds (provided that if the applicable JANA Fund or JANA Funds dispose of less than all of such Designated Investment, Velocity may sell a pro rata portion), (ii) the commencement of CNET's next annual meeting of shareholders (expected to occur by the end of June, 2008) and (iii) the date that JANA notifies any other party or publicly announces that it has ceased to pursue or continue the making of any proposals to CNET regarding the conduct of its business or related matters or the conduct of any proxy contest involving CNET, in each case following the commencement of such efforts if so commenced, provided that Velocity may continue to hold such investment beyond such period. With respect to any such investments, Velocity will consult with JANA and provide necessary information so that we may comply with any applicable disclosure or other obligations which may result from such investment, and JANA shall prepare and complete any required disclosures including all regulatory filings related thereto. Velocity agrees that it will not invest in any security or option or derivative related to such security following such consultation if JANA so requests, provided that such request is reasonably based upon applicable regulatory considerations, disclosures or restrictions.

COMMUNICATIONS:       All    public    statements,    regulatory    filings   or
                      communications,   contacts  with  management  and  related
                      activity including selection of potential nominees for the board of  directors  of CNET and the  conduct of any proxy contest with respect to CNET will be made and conducted by
                      JANA following  reasonable  consultation with CT-100,  AIM and Velocity, provided that this provision shall terminate automatically  with  respect  to Gardi,  Velocity  and any employee of Spark should Gardi, Velocity or such employee, as  applicable,  be elected or  appointed  to the Board of
                      Directors  of CNET.  JANA  will seek  CT-100's,  AIM's and
                      Velocity's input with respect to all such matters and will
                      use  all   reasonable   efforts   to  select   individuals
                      acceptable to all parties. Notwithstanding anything herein to the contrary, the consultation and input provisions of this paragraph shall only be applicable to Velocity should it exercise its right to purchase CNET shares pursuant to the Option Agreement or purchases an equivalent number of CNET shares in the open market.

AIM EXPENSES:         It is contemplated  that AIM's ordinary  travel,  overhead
                      and  other  expenses   incurred  in  connection  with  the
                      Services   will  be  covered  by  AIM.  Any   pre-approved
                      extraordinary expenses,  including for pre-approved travel outside of New York City, and other pre-approved  expenses will be reimbursed  by JANA,  CT-100 and Velocity pro rata
                      based  on  the  proportionate   value  of  the  Designated
                      Investments held by each during the term of this Agreement
                      (calculated  using the  greatest  number of shares held by
                      each   party   during   the   term  of  this   Agreement).
                      Notwithstanding anything herein to the contrary, Velocity shall only be responsible for its pro rata share of such expenses in the event Velocity purchases CNET stock either in the open market or pursuant to the Option Agreement.

OTHER EXPENSES:       Except as otherwise  provided herein,  each party shall be responsible  for paying all of its own costs and  expenses incurred in connection with the transactions
                      contemplated  by  this  agreement.   Notwithstanding   the
                      foregoing,  the Profit  Participation  and all  reasonable out-of-pocket  third party  expenses  related to any proxy
                      contest   with   respect  to  CNET   (including,   without
                      limitation,  filing  fees,  proxy  advisory  and  printing expenses)  and any related  litigation  shall be shared by the JANA Funds,  CT-100 and Velocity pro rata based on the proportionate value of the Designated  Investments held by each during the term of this Agreement  (calculated  using the  greatest  number of shares held by each party  during the term of this Agreement), and each party shall promptly upon  request  reimburse  a party who pays  such  expenses
                      directly  for  its  pro  rata  share  of  such   expenses.
                      Notwithstanding anything herein to the contrary, Velocity shall only be responsible for its pro rata share of such expenses in the event Velocity purchases CNET stock either in the open market or pursuant to the Option Agreement.

INDEMNIFICATION:      JANA and CT-100 agree to indemnify  AIM,  including  AIM's members, principals or officers,  including Gardi (each of
                      the  foregoing,   an   "Indemnitee"),   against   expenses
                      (including attorneys' fees), judgments,  fines and amounts paid in settlement actually and reasonably incurred by AIM in  connection  with  any  action,  suit,  arbitration  or proceeding,  whether civil,  criminal,  administrative  or investigative,  in which any Indemnitee  becomes involved, as a party or otherwise, or in which any Indemnitee may be threatened,  either  during the term of this  agreement or thereafter,  relating to or arising out of the  activities undertaken  hereunder,  relating to CNET,  relating to the
                      Services,  or otherwise relating to or arising out of this agreement,  including  by serving as a member of the Board of  Directors,  or any committee  thereof,  of any company
                      PROVIDED, HOWEVER that such indemnification will not apply to any such  expenses  or  liabilities  (i) to the  extent paid,  or  acknowledged  to be payable,  directly to or on behalf of AIM, by either such  company or by an  insurance
                      carrier  under  a  policy  of  officers'  and   directors'
                      liability  insurance or (ii) incurred as a result of AIM's intentional  misconduct.  In the  event  JANA or CT-100 is obligated  hereunder to pay the expenses of any proceeding against  AIM,  JANA or  CT-100,  as  applicable,  shall be entitled  to assume the defense of such  proceeding,  with counsel  approved  by AIM,  which  approval  shall  not be unreasonably withheld or delayed, upon the delivery to AIM by JANA or CT-100, as applicable, of written notice of its election so to do. The  obligations of this paragraph will survive  termination  of this  agreement and will be borne
                      pro-rata   based  on  the   proportionate   value  of  the
                      Designated Investments held by the JANA Funds or CT-100.

CONFIDENTIALITY:      Except as  required  by law,  AIM agrees not to  disclose, either  during the term of this  agreement  or at any time
                      thereafter,   to  any   third   person,   any   non-public
                      information obtained by AIM in the performance of AIM's duties hereunder.

NOTICES: Notices to AIM shall be delivered to Alex Interactive Media, LLC, Carnegie Hall Tower, 152 West 57th Street,
                      Floor 26, New York, NY 10019, with a copy to Paul@alexinteractivemedia.com. Notices to JANA shall be delivered to JANA Partners LLC, 200 Park Avenue, Suite 3300, New York, New York 10166, Attn: General Counsel. Notices to CT-100 shall be delivered c/o Spark Capital, 137 Newbury Street, 8th Floor, Boston, MA 02116. Notices to Velocity shall be delivered to Velocity Interactive Management, LLC, 305 Lytton Avenue, Palo Alto, CA 94301.

MISCELLANEOUS:        AIM will be deemed for all  purposes to be an  independent contractor and  acknowledge  that this agreement is not an employment  contract nor does it create a relationship  of employer  and  employee  between  JANA or CT-100  and AIM.
                      Consequently,  the fees paid hereunder shall not be deemed to be wages,  and  therefore,  shall not be subject to any withholdings  or  deductions.  Neither  JANA,  CT-100  nor
                      Velocity shall be responsible  for payment of any federal, state and local income tax  withholding,  social  security taxes,  workers'  compensation  coverage and  unemployment
                      insurance,   liability  insurance,  health  or  disability
                      insurance, retirement benefits or other welfare or pension benefits.

                      This agreement may be amended only by an agreement in writing signed by the parties. The agreement contains the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this agreement. The provisions of this section will survive termination of this agreement. This agreement may be executed in counterparts, each of which shall constitute an original.

                      The parties each hereby irrevocably consent to the jurisdiction of the courts of the State of New York for all purposes in connection with any action or proceeding which arises out of or relates to this agreement and agree that any action instituted under this agreement shall be brought only in the state courts of the State of New York. This agreement shall be governed by and its provisions construed in accordance with the laws of the State of New York, as applied to contracts between New York residents entered into and to be performed entirely within New York.

                      Nothing in this agreement shall be construed as creating a joint venture, partnership or agency relationship or taxable entity between or among the parties hereto.

LIMITATION ON
LIABILITY:            Neither  JANA,  CT-100 nor  Velocity  shall be entitled to seek monetary damages under this agreement from Gardi or AIM (nor any affiliate, shareholder, officer, director, trustee or employee of AIM) in the aggregate in excess of $1 million, other than for fraud or willful misconduct.
                      This limitation of liability is in addition to, and not in limitation of, any limitation on liability provided by law or by this agreement or any other agreement, contract or instrument.

FURTHER ASSURANCES:   Each  party  shall,   and  shall  cause  their  respective
                      affiliates to, at the reasonable request of another party,
                      cooperate   with  such  party  by  furnishing   additional
                      information, executing and delivering additional documents and instruments and undertaking such additional actions as may be reasonably requested by such other parties or its counsel to consummate the transactions contemplated by this agreement, including executing any documents required to be filed by the parties hereto pursuant to any applicable securities laws.

TERM: Except as otherwise provided herein with respect to particular provisions, this agreement shall survive until the earlier of (i) the disposition of all or a portion of the consolidated Designated Investment by the applicable JANA Fund or JANA Funds, (ii) three months following CNET's next annual meeting of shareholders and (iii) the date that JANA notifies any other party or publicly announces that it has ceased to pursue or continue the making of any proposals to CNET regarding the conduct of its business or related matters or the conduct of any proxy contest involving CNET, in each case following the commencement of such efforts if so commenced.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

JANA PARTNERS LLC



By:  /s/ Benjamin Hoyer
     ------------------------
Name: Benjamin Hoyer
Title: Partner


CT-100 HOLDINGS, LLC

By: Spark Capital, L.P., its Managing Member

By: Spark Management Partners, LLC, its General Partner


By:  /s/Santo Politi
     ------------------------
Name: Santo Politi
Title: Managing Member


ALEX INTERACTIVE MEDIA, LLC


By:  /s/Paul Gardi
     ------------------------
     Paul Gardi, Managing Member


PAUL GARDI


By:  /s/Paul Gardi
     ------------------------
     Paul Gardi


VELOCITY INTERACTIVE MANAGEMENT, LLC


By:  /s/Jon Miller
     ------------------------
     Jon Miller, Authorized Signatory

                                    EXHIBIT A

                            [Miller Option Agreement]